Exhibit 99.2

Atheros Communications, Inc.

[                    ], 2009

Dear Intellon Corporation Stockholder:

Thank you for your support as we work toward completing the merger between Atheros Communications, Inc. and Intellon Corporation. On September 8, 2009, Atheros and Intellon entered into the Agreement and Plan of Merger. The merger will be considered at a special meeting of Intellon stockholders to be held on                     , 2009. Pending receipt of stockholder approval, we presently expect that the merger will become effective shortly after the special meeting.

Under the terms of the merger agreement, each Intellon stockholder has the opportunity to elect to receive, for each share of Intellon common stock that he, she or it owns, (i) a combination of approximately 0.135 of a share of Atheros common stock and $3.60 in cash (the “mixed election”), (ii) up to 0.267 shares of Atheros common stock with any portion not paid in stock paid in cash (the “stock election”), or (iii) up to $7.30 in cash with any portion not paid in cash paid in stock (the “cash election”).

These elections will be subject to proration based on (i) Intellon’s capitalization at the closing of the merger, (ii) the number of shares electing each type of election, (iii) the requirement under the Merger Agreement to preserve the overall mix such that the Atheros common stock issued in the Merger will constitute between 45 and 55 percent of the total consideration and (iv) the need to preserve the intended treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

Enclosed is an Election Form and Letter of Transmittal and related documents. Please complete, sign and return the Election Form and Letter of Transmittal, with all of your Intellon stock certificates or confirmation of book-entry transfer, to Atheros’ exchange agent, Computershare, in order to make an election. In addition, enclosed is an Election and Transmittal Information Booklet for your reference. Please use the enclosed envelope to return your Election Form and Letter of Transmittal and your stock certificates, confirmation of a book-entry transfer, or a properly completed Notice of Guaranteed Delivery. Do not send your stock certificates to Intellon or Atheros.

The Election Form and Letter of Transmittal and either your (i) stock certificate(s) or confirmation of book-entry transfer or (ii) Notice of Guaranteed Delivery, must be RECEIVED no later than the election deadline, which will be 5:00 p.m., Eastern Time, on                     , 2009. In the event that the expected effective time of the merger and the election deadline change, we will announce the revised dates, in a press release, on our web sites at www.intellon.com and www.atheros.com, and in a filing with the Securities and Exchange Commission. You may also obtain up-to-date information regarding the election deadline by calling Georgeson, Atheros’ Information Agent, at (888) 867-7092.

There is a limited period of time for you to deliver your Election Form and Letter of Transmittal and your Intellon stock certificate(s) or confirmation of book-entry transfer. Therefore, we encourage you to submit your Election Form and Letter of Transmittal and Intellon stock certificate(s) or confirmation of book-entry transfer promptly. If you do not make a valid election, you will be deemed to have made a cash election for your shares of Intellon common stock. You should note that if you elect to receive Atheros common stock, while the number of shares of Atheros common stock issued in exchange for each share of Intellon common stock is fixed (subject to the proration adjustments discussed above), the value of the Atheros common stock you receive will depend on the market value of Atheros’ common stock at the effective time of the merger. Information regarding Atheros stock prices can be obtained by calling the Information Agent at (888) 867-7092 or on Atheros’ web site at www.atheros.com.

You can find additional information on the merger, its terms and related transactions in the Proxy Statement/Prospectus dated                     , 2009, which delivered herewith is also available through the Securities

and Exchange Commission’s web site at http://www.sec.gov. The information contained in the Proxy Statement/Prospectus speaks as of                     , 2009, and does not reflect subsequent developments. However, the Proxy Statement/Prospectus incorporates by reference subsequent filings with the Securities and Exchange Commission by Atheros and Intellon. You should rely only on the information contained or expressly incorporated by reference in the Proxy Statement/Prospectus. We have not authorized anyone to provide you with information that is different from what is contained or incorporated by reference in those documents.

If you have any questions regarding the election materials, please call Georgeson at (888) 867-7092.

[Signature]

Time is Critical.	Please Complete and Return Promptly

ELECTION FORM AND LETTER OF TRANSMITTAL

To accompany certificates of common stock, par value $0.0001 per share,

of Intellon Corporation

ELECTION DEADLINE IS 5:00 P.M., EASTERN TIME, ON [ELECTION DEADLINE]

If your Intellon Corporation Stock Certificate(s) has been lost, stolen, misplaced or mutilated contact [            ]. See Instruction 3.

PLEASE RETURN IN THE ACCOMPANYING ENVELOPE OR SEND BY OVERNIGHT DELIVERY

Method of delivery of the certificate(s) is at the option and risk of the owner thereof. See Instruction 5. Mail or send by overnight delivery service this Election Form and Letter of Transmittal, together with the certificate(s) described below representing your shares, to the Exchange Agent:

If delivering by mail:	By Facsimile Transmission:	If delivering by courier:
Computershare Trust Company, N.A. c/o Voluntary Corporate Actions P.O. Box 43011	For Eligible Institution Only: (617) 360-6810	Computershare Trust Company, N.A. c/o Voluntary Corporate Actions Suite V
Providence, RI 02940-3011	For Confirmation Only Telephone: (781) 575-2332	250 Royall Street Canton, MA 02021

For Information Call (888) 867-7092

Pursuant to the terms of the Agreement and Plan of Merger, dated as of September 8, 2009 (the “Merger Agreement”), by and among Atheros Communications, Inc. (“Atheros”), Iceman Acquisition One Corporation, a wholly-owned subsidiary of Atheros, Iceman Acquisition Two LLC, a wholly-owned subsidiary of Atheros, and Intellon Corporation (“Intellon”), each Intellon stockholder has the opportunity to elect to receive, for each share of Intellon common stock that he, she or it owns, (1) a combination of approximately 0.135 of a share of Atheros common stock and $3.60 in cash (the “mixed election”), (2) up to 0.267 shares of Atheros common stock with any portion not paid in stock paid in cash (the “stock election”), or (3) up to $7.30 in cash with any portion not paid in cash paid in stock (the “cash election”) each of which is subject to proration. For a full discussion of the merger and the effect of this election, see the Proxy Statement/Prospectus, dated [Proxy Statement Date] (the “Proxy Statement”).

This election governs the consideration that you, as a stockholder of Intellon, will receive if the merger is consummated. This election may also affect the income tax treatment of the consideration that you receive.

DESCRIPTION OF INTELLON CORPORATION SHARES SURRENDERED
Name(s) and Address of Registered Holder(s) (Please correct details if incorrect or fill in, if blank) (Please ensure name(s) appear(s) exactly as on Certificate(s)	Certificate No(s)	Number of Shares

TOTAL SHARES

Complete the box below to make an election to receive (1) a combination of approximately 0.135 of a share of Atheros common stock and $3.60 in cash (the “mixed election”), (2) up to 0.267 shares of Atheros common stock with any portion not paid in stock, due to the proration discussed below, paid in cash (the “stock election”), or (3) up to $7.30 in cash with any portion not paid in cash, due to the proration discussed below, paid in stock (the “cash election”). If no box is checked, you will be deemed to have made a “Cash Election” for your shares of Intellon common stock, subject to the proration adjustments in the Merger Agreement.

ELECTION
I hereby elect to receive the following as consideration for all of my shares of Intellon common stock: (check only one box)

☐	MIXED ELECTION — a combination of approximately 0.135 shares of Atheros common stock and $3.60 in cash, subject to the proration discussed below.

☐	STOCK ELECTION — up to 0.267 shares of Atheros common stock with any portion not paid in stock, due to the proration discussed below, paid in cash.

☐	CASH ELECTION — up to $7.30 in cash with any portion not paid in cash, due to the proration discussed below, paid in stock.

You will be deemed to have made a “CASH ELECTION” if,

A.	You fail to follow the instructions on this “Election Form and Letter of Transmittal” or otherwise fail properly to make an election; or

B.	A completed “Election Form and Letter of Transmittal,” together with your Intellon stock certificate(s), is not actually received by the Election Deadline.

These elections will be subject to proration based on (i) Intellon’s capitalization at the closing of the merger, (ii) the number of shares electing each type of election, (iii) the requirement under the Merger Agreement to preserve the overall mix such that the Atheros common stock issued in the Merger will constitute between 45 and 55 percent of the total consideration and (iv) the need to preserve the intended treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

To be effective, this Election Form and Letter of Transmittal must be properly completed, signed and delivered to the Exchange Agent, together with the certificates representing your Intellon shares, at the address above prior to 5:00 P.M., Eastern Time, on [Election Deadline]. Do not send this document or your Intellon stock certificates to Intellon or Atheros.

The undersigned represents that I (we) have full authority to surrender the certificate(s) for exchange without restriction. Please issue the new certificate and check, if applicable, in the name shown above to the above address unless instructions are given in the boxes below.

SPECIAL ISSUANCE/PAYMENT INSTRUCTIONS	SPECIAL DELIVERY INSTRUCTIONS
Complete ONLY if the new certificate and check are to be issued in a name which differs from the name on the surrendered certificate(s).	Complete ONLY if the new certificate and check are to be mailed to some address other than the address reflected above.
Issue to:	Mail to:

Name(s):	Name(s):
Address:	Address:

(See Instruction 7)	(See Instruction 8)

REGISTERED HOLDER(S) MUST SIGN IN THE BOX BELOW

SIGNATURE(S) REQUIRED Signature of Registered Holder(s) or Agent	SIGNATURE(S) GUARANTEED (IF REQUIRED) See Instruction 7.
Must be signed by the registered holder(s) EXACTLY as name(s) appear(s) on stock certificate. If signature is by a trustee, executor, administrator, guardian, Attorney-in-fact, officer for a corporation in a fiduciary or representative capacity, or other person, please set forth full title. See Instructions 6 and 7.	Unless the shares were tendered by the registered holder(s) of the common stock, or for the account of a member of a “Signature Guarantee Program”, Stock Exchange Medallion Program or New York Stock Exchange Medallion Signature Program (an “Eligible Institution”), your signature(s) must be guaranteed by an Eligible Institution.

Registered Holder	Authorized Signature

Registered Holder	Name of Firm

Title, if any Important: Area Code/Phone No.	Address of Firm – Please Print

Also: Sign and provide your tax ID number on the Substitute Form W-9 provided herein.

INSTRUCTIONS

(Please read carefully the instructions below)

1. Election Deadline: For any election contained herein to be considered, this Election Form and Letter of Transmittal, properly completed and signed, together with the related Intellon Corporation (“Intellon”) common stock certificates, must be received by the Exchange Agent at the address on the front of this Election Form and Letter of Transmittal no later than 5:00 P.M., EASTERN TIME, ON [ELECTION DEADLINE]. The Exchange Agent, in its sole discretion, will determine whether any Election Form and Letter of Transmittal is received on a timely basis and whether an Election Form and Letter of Transmittal has been properly completed.

2. Revocation or Change of Election Form: Any Election Form and Letter of Transmittal may be revoked or changed by written notice from the person submitting such form to the Exchange Agent, but to be effective such notice must be received by the Exchange Agent at or prior to the Election Deadline. The Exchange Agent will have discretion to determine whether any revocation or change is received on a timely basis and whether any such revocation or change has been properly made.

3. Surrender of Certificate(s), Lost Certificate(s): For any election contained herein to be effective, this Election Form and Letter of Transmittal must be accompanied by the certificate(s) evidencing your shares and any required accompanying evidences of authority. If your certificate(s) has been lost, stolen, misplaced or destroyed, contact [            ], prior to submitting this Election Form and Letter of Transmittal.

4. Termination of Merger: In the event of termination of the Merger Agreement, the Exchange Agent will promptly return stock certificates representing shares of Intellon common stock via registered mail or through a book-entry transfer for shares held in street name. The Exchange Agent and Intellon will use their commercially reasonable efforts to facilitate return of Intellon stock certificates in the event of termination of the Merger Agreement, but return of certificates other than by registered mail will only be made at the expense, written direction and risk of the requesting Intellon stockholder, accompanied by a pre-paid, pre-addressed return courier envelope sent to the Exchange Agent.

5. Method of Delivery: Your old stock certificate(s) and the Election Form and Letter of Transmittal must be sent or delivered to the Exchange Agent. Do not send them to Atheros or Intellon. The method of delivery (mail, overnight delivery service) of stock certificates to be surrendered to the Exchange Agent at the address set forth on the front of the Election Form and Letter of Transmittal is at the option and risk of the surrendering stockholder. Delivery will be deemed effective only when received. If the stock certificate(s) are sent by mail, registered mail with return receipt requested and properly insured is suggested. A return envelope is enclosed.

6. New Certificate/Check Issued In the Same Name: If the new certificate and check are to be issued in the same name as the surrendered certificate(s), the Election Form and Letter of Transmittal should be completed and signed exactly as the surrendered certificate is registered. Do not sign the certificate(s) because signatures are not required if the certificate(s) surrendered herewith are submitted by the registered owner of such shares who has not completed the section entitled “Special Issuance/Payment Instructions” or are for the account of an Eligible Institution (as defined below). If any of the shares surrendered hereby are owned by two or more joint owners, all such owners must sign the Election Form and Letter of Transmittal exactly as written on the face of the certificate(s). If any shares are registered in different names on several certificates, it will be necessary to complete, sign and submit as many separate Election Forms and Letters of Transmittal as there are different registrations. Election forms and Letters of Transmittal executed by trustees, executors, administrators, guardians, officers of corporations, or others acting in a fiduciary capacity who are not identified as such to the registration must be accompanied by proper evidence of the signer’s authority to act.

7. Special Issuance/Payment Instructions: If checks and new certificates are to be made payable to or registered in other than the name(s) that appear(s) on the surrendered certificate(s), indicate the name(s) and address in this box. The stockholder(s) named will be considered the record owner(s) and should complete the section entitled “Signatures Required” and the Substitute Form W-9. If the section entitled “Special Issuance/Payment Instructions” is completed then signatures on this Election Form and Letter of Transmittal must be guaranteed by a firm that is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents’ Medallion Program (each an “Eligible Institution”). If the surrendered stock certificates are registered in the name of a person other than the signer of this Election Form and Letter of Transmittal, or if issuance is to be made to a person other than the signer of this Election Form and Letter of Transmittal or if the issuance is to be made to a person other than the registered owner(s), then the surrendered certificates must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name(s) of the registered owners appear on such certificate(s) or stock power(s), with the signatures on the certificate(s) or stock power(s) guaranteed by an Eligible Institution as provided herein.

8. Special Delivery Instructions: If checks and new certificates are to be delivered to other than the name(s) that appear on the surrendered certificate(s) or to the registered holders of the existing certificates at an address other than that appearing on the “Election Form and Letter of Transmittal” indicate the name(s) and address in this box.

9. Substitute Form W-9: Under the Federal income tax law, a non-exempt stockholder is required to provide the Exchange Agent with such stockholder’s correct Taxpayer Identification Number (“TIN”) on the enclosed Substitute Form W-9. If the certificate(s) are in more than one name or are not in the name of the actual owner, consult the enclosed Substitute Form W-9 guidelines for additional guidance on which number to report. Failure to provide the information on the form may subject the surrendering stockholder to [    ]% federal income tax withholding on the payment of any cash. The surrendering stockholder must check the box in Part III if a TIN has not been issued and the stockholder has applied for a number or intends to apply for a number in the near future. If a TIN has been applied for and the Exchange Agent is not provided with a TIN before payment is made, the Exchange Agent will withhold [ ]% on all payments to such surrendering stockholders of any cash consideration due for their former shares. Please review the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 for additional details of what TIN to give the Exchange Agent.

TO STOCKHOLDERS OF INTELLON CORPORATION

ELECTION AND TRANSMITTAL INFORMATION BOOKLET

This information booklet from Atheros Communications, Inc. (“Atheros”) is provided to stockholders of Intellon Corporation (“Intellon”). It answers frequently asked questions, briefly describes your options and provides information and instructions on how to make your election and submit your Intellon stock certificates. We urge you to read the instructions to the enclosed Election Form and Letter of Transmittal carefully and review the Frequently Asked Questions below, as well as the Proxy Statement/Prospectus dated [Proxy Statement Date] (the “Proxy Statement”), which you received in connection with Intellon’s special meeting of stockholders to be held on [MEETING DATE]. After reviewing this material, please complete the Election Form and Letter of Transmittal and send it in the enclosed envelope to Atheros’ exchange agent, Computershare. If you have additional questions after reading this material, you should contact Georgeson at (888) 867-7092.

The deadline for receipt of your Election Form and Letter of Transmittal is 5:00 P.M., Eastern time, on [Election Deadline] (the “Election Deadline”). We anticipate that the merger will occur on or about [Effective Date] (the “Effective Date”).

FREQUENTLY ASKED QUESTIONS

1.	Why have I been sent an Election Form and Letter of Transmittal?

On September 8, 2009, Intellon and Atheros entered into the Agreement and Plan of Merger, by and among Atheros, Iceman Acquisition One Corporation, a wholly-owned subsidiary of Atheros, Iceman Acquisition Two LLC, a wholly-owned subsidiary of Atheros, and Intellon (the “Merger Agreement”), a copy of which was attached as Annex A to the Proxy Statement. Under the Merger Agreement, you, as a Intellon stockholder, have the option to elect to receive (1) a combination of approximately 0.135 of a share of Atheros common stock and $3.60 in cash (the “mixed election”), (2) up to 0.267 shares of Atheros common stock with any portion not paid in stock, due to the proration discussed below, paid in cash (the “stock election”), or (3) up to $7.30 in cash with any portion not paid in cash, due to the proration discussed below, paid in stock (the “cash election”), subject to the proration procedures described in the Merger Agreement, the Proxy Statement and the response to Question 10 below.

An Election Form and Letter of Transmittal is being mailed to each stockholder holding Intellon common stock. It is to be used to make a mixed cash or stock election and to surrender stock certificates. If you also hold shares with a brokerage firm, you will receive election instructions from that firm.

2.	What is the Election Form and Letter of Transmittal?

The enclosed Election Form and Letter of Transmittal does two things. First, it lets us know your preferred form of payment for your shares of Intellon common stock. Second, it allows you to surrender your Intellon stock certificates in order to receive payment for the shares of Intellon common stock that you own.

3.	How do I complete the Election Form and Letter of Transmittal?

The Election Form and Letter of Transmittal is divided into separate sections. Instructions for completing each section are set forth in the Election Form and Letter of Transmittal, where applicable.

When completed, please sign and date the Election Form and Letter of Transmittal and send it to Computershare in the enclosed envelope along with your Intellon stock certificates so that you can make your election to receive cash, shares of Atheros common stock or a combination of cash and shares. Please see Question 15 for important information concerning the transmittal of your Election Form and Letter of Transmittal to Computershare. Please note that if your shares are held jointly, signatures of both owners are required.

Consistent with the terms of the Merger Agreement, the Election Form and Letter of Transmittal authorizes the Exchange Agent, Computershare Trust Company, N.A., to take all actions necessary to accomplish the delivery of the shares of Atheros common stock and/or cash in exchange for your shares of Intellon common stock.

Please return your Intellon stock certificate(s) along with the Election Form and Letter of Transmittal in the enclosed envelope. Do not sign the back of your stock certificates except in those circumstances described in Instruction 7, “Special Issuance/Payment Instructions,” of the Election Form and Letter of Transmittal.

4.	How do I make an election if I hold my shares through a broker or other nominee?

If you hold your shares of Intellon common stock through a broker or other nominee, they must make an election for your shares on your behalf in accordance with your instructions. Please instruct them how to exchange your shares by completing the election instructions you will receive from them. Please contact your broker with any questions.

5.	When is my Election Form and Letter of Transmittal due?

Your Election Form and Letter of Transmittal and your Intellon stock certificate(s) must be RECEIVED by the Exchange Agent by the election deadline, which is 5:00 p.m., Eastern Time,                     , 2009. If you hold your shares through a broker or other nominee, you must return your election instructions to them in time for them to respond by the election deadline. Please refer to the instructions provided by your broker or other nominee.

6.	What happens if I do not make an election, indicate more than one election choice on the same Election Form and Letter of Transmittal or miss the election deadline?

If you do not make an election, indicate more than one election choice on the same Election Form and Letter of Transmittal or miss the election deadline, you will be deemed to have elected the cash election.

7.	I have received more than one set of identical election materials related to the Merger Agreement in connection with the election. Do I need to complete them all?

Yes. If you received more than one set of election materials, this indicates that you own stock in more than one manner or you own stock in more than one name. For example, you may have shares registered directly with Intellon; you may own Intellon shares through a third party, such as a broker; or you may own shares in both single name and joint name. Each set of election materials you receive is specific to the manner in which you hold your shares of Intellon common stock. Failure to properly complete an Election Form and Letter of Transmittal means that no election will be made with respect to the shares to which that Election Form and Letter of Transmittal applies.

8.	Under the terms of the Merger Agreement, what will I receive in exchange for my Intellon shares upon completion of the merger?

You may elect to receive, for each share of Intellon common stock that you own, either:

•	a combination of approximately 0.135 of a share of Atheros common stock and $3.60 in cash;

•	up to 0.267 shares of Atheros common stock with any portion not paid in stock paid, due to the proration discussed below, in cash; or

•	up to $7.30 in cash with any portion not paid in cash, due to the proration discussed below, paid in stock.

These elections will be subject to proration based on (i) Intellon’s capitalization at the closing of the merger, (ii) the number of shares electing each type of election, (iii) the requirement under the Merger Agreement to preserve the overall mix such that the Atheros common stock issued in the Merger will constitute between 45 and 55 percent of the total consideration and (iv) the need to preserve the intended treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

9.	Do I have to make the same election with respect to all of the Intellon shares that I own?

Yes. The election you make will apply to all shares of Intellon common stock covered by the Election Form and Letter of Transmittal. For any shares of Intellon common stock held by you that are not covered by a validly submitted Election Form and Letter of Transmittal you will be deemed to have elected the cash election.

10.	Am I guaranteed to receive what I ask for on the election form?

No. If the result of the elections by all Intellon stockholders would require an amount greater than the product of $3.70 and the total number of outstanding shares of Intellon common stock to be paid in cash, you will not receive $7.30 in cash for each share of Intellon common stock with respect to which you have made a cash election, but instead will receive a mix of stock and cash calculated based on (i) Intellon’s capitalization at the closing of the merger, (ii) the number of shares making each type of election, (iii) the requirement under the Merger Agreement to preserve the overall mix such that the Atheros common stock issued in the Merger will constitute between 45 and 55 percent of the total consideration and (iv) the need to preserve the intended treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. In all cases, you will receive at least $3.60 for each of your shares with respect to which you make a cash election. Similarly, if the results of the elections by all Intellon stockholders would require issuance of Atheros common stock to exceed the product of 0.135 shares of Atheros common stock and the total number of outstanding shares of Intellon common stock, plus the product of (A) 0.267 shares of Atheros common stock and (B) the total number of shares of Intellon common stock underlying assumed Intellon options and assumed Intellon restricted stock units, you will not receive 0.267 shares of Atheros common stock for each of Intellon common stock with respect to which you have made a stock election, but instead will receive a mix of stock and cash calculated based on (i) Intellon’s capitalization at the closing of the merger, (ii) the number of shares making each type of election, (iii) the agreement to preserve an overall mix such that the Atheros common stock issued in the merger will constitute between 45 and 55 percent of the total consideration and (iv) the agreement to preserve the intended tax-free nature of stock issued in the transaction.

Thus, even if you make a valid election, you may not receive exactly the form of consideration that you request. The proration rules referenced in this paragraph are explained in detail under the caption “The Merger Agreement — Merger Consideration,” beginning on page [            ] of the Proxy Statement/Prospectus, dated                     , 2009, previously delivered to you.

11.	Will I receive any fractional shares?

No. No fractional shares of Atheros common stock will be delivered in the Merger. Instead, you will be entitled to receive cash, without interest, for any fractional share of Atheros common stock you might otherwise have been entitled to receive, based on a portion of the proceeds from the sale of all fractional shares in the market by the Exchange Agent.

12.	How long will it take to receive cash or Atheros shares after the effective date of the merger?

If the Exchange Agent receives a valid Election Form and your Intellon stock certificate(s) by the Election Deadline, the cash and/or shares of Atheros common stock to which you are entitled will be mailed within [ten] business days after the effective date of the Merger. If the Exchange Agent receives your Intellon stock certificate(s) after the Election Deadline, you will receive the cash and/or shares of Atheros common stock as soon as practicable from the Exchange Agent.

Share of Atheros common stock will be issued via a Direct Registration System® (DRS) stock distribution statement. You will not receive a stock certificate.

13.	What if I cannot locate my stock certificate(s)?

If your certificate(s) representing shares of Intellon common stock has(have) been lost, stolen, misplaced or mutilated contact [            ]. See Instruction 3 to the Election Form and Letter of Transmittal.

14.	What are the tax consequences associated with each of the election options?

Different tax consequences may be associated with each of the election options. The tax consequences to you of the Merger will depend on the facts of your own situation. Therefore, you should consult your tax advisor for a full understanding of the tax consequences to you of exchanging your shares of Intellon common stock for shares of Atheros common stock, cash, or a combination of shares of Atheros common stock and cash. You can also refer to the general description of tax consequences under the caption, “The Merger — Material Federal Income Tax Consequences of the Merger” in the Proxy Statement/Prospectus, dated                     , 2009.

15.	How should I send in my signed documents and stock certificates?

An envelope addressed to the Exchange Agent is enclosed with this package. You may use this envelope to return your Election Form and Letter of Transmittal, your Intellon stock certificates, and any additional documentation that may be required to make your election complete. If you do not have the envelope, you may send the Election Form and Letter of Transmittal and any additional documentation to:

If delivering by mail: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	By Facsimile Transmission: For Eligible Institution Only: (617) 360-6810 For Confirmation Only Telephone: (781) 575-2332	If delivering by courier: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions Suite V 250 Royall Street Canton, MA 02021

If you are mailing stock certificates, we recommend that they be sent (using the return envelope provided) registered mail, properly insured, with return receipt requested. You may instead choose to send your documentation to the Exchange Agent by an overnight delivery service, also properly insured. The amount of insurance that may be purchased from overnight delivery services may be greater than is available if you send the documents by mail. Please do not return any documents to Intellon or Atheros.

Until your Intellon stock certificates are actually received by the Exchange Agent, delivery is not effected. You hold title to the certificates and you bear the risk of loss.

16.	Are there any fees associated with the exchange?

There are no fees associated with the exchange unless you need to replace missing stock certificates or request a check or certificate representing Atheros common stock in a name(s) other than your name.

17.	How do I change my address on the Election Form and Letter of Transmittal?

Mark through any incorrect address information that is printed on the front of the Election Form and Letter of Transmittal. Clearly print the correct address in the area beside the printed information. If you would like to receive your payment under the merger at a different address from that imprinted on the front of the Election Form and Letter of Transmittal, please complete the box entitled “Special Delivery Instructions” on the Election Form and Letter of Transmittal.

18.	What do I do if:

(a)	I want to change the name on my certificate?

(b)	I want to have my check made payable to someone else?

(c)	The owner or co-owner of the shares is deceased?

Please complete the “Special Issuance/Payment Instructions” in the Election Form and Letter of Transmittal in order to transfer the shares or cash to someone else.

19.	Will Intellon common stock continue to trade until the effective time of the merger?

Yes. Intellon common stock will continue to trade on the NASDAQ Stock Market during the election period and until the effective time of the merger. However, after your shares of Intellon common stock are sent to the Exchange Agent, you will not be able to trade them.

20.	Can I revoke my election?

Any election may be revoked until 5:00 P.M. Eastern time, on [Election Deadline]. To revoke or change an election, a written notice of revocation must (1) specify the name of the stockholder having made the election to be revoked, and (2) be signed by the stockholder in the same manner as the original signature on the Election Form and Letter of Transmittal by which such election was made. A new election may be made by submitting a new Election Form and Letter of Transmittal prior to the Election Deadline.

21.	Who do I call if I have additional questions?

You may contact Georgeson at (888) 867-7092.

DELIVERY INSTRUCTIONS

By Mail:

Computershare Trust Company, N.A.

c/o Voluntary Corporate Actions

P.O. Box 43011

Providence, RI 02940-3011

By Courier:

Computershare Trust Company, N.A.

c/o Voluntary Corporate Actions

Suite V

250 Royall Street

Canton, MA 02021

ELECTION INFORMATION

THE RIGHT TO MAKE AN ELECTION WILL EXPIRE AT 5:00 P.M., EASTERN

TIME, ON [Election Deadline] (THE “EXPIRATION DATE”). THE COMPANIES

ANTICIPATE THE MERGER TO OCCUR ON OR ABOUT [Effective Date].

To Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees:

On September 8, 2009, Intellon Corporation (“Intellon”) entered into the Agreement and Plan of Merger, by and among Atheros Communications, Inc. (“Atheros”), Iceman Acquisition One, Inc., a wholly-owned subsidiary of Atheros, and Iceman Acquisition Two LLC, a wholly-owned subsidiary of Atheros (the “Merger Agreement”).

Pursuant to the terms of the Merger Agreement (attached as Annex A to the Proxy Statement/Prospectus dated [Date of Proxy Statement] and mailed to Intellon stockholders of record as of [RECORD DATE]), Intellon stockholders have the following election options, subject to certain limitations:

1.	MIXED ELECTION — a combination of approximately 0.135 shares of Atheros common stock and $3.60 in cash, subject to the proration discussed below.

2.	STOCK ELECTION — up to 0.267 shares of Atheros common stock with any portion not paid in stock, due to the proration discussed below, paid in cash.

3.	CASH ELECTION — up to $7.30 in cash with any portion not paid in cash, due to the proration discussed below, paid in stock.

Intellon stockholders will be deemed to have made a “CASH ELECTION” if,

A.	If this “Election Form and Letter of Transmittal” is completed incorrectly or they otherwise fail properly to make an election; or

B.	A completed “Election Form and Letter of Transmittal,” together with your Intellon stock certificate(s), is not actually received by the Election Deadline.

If no option is chosen on the Election Form and Letter of Transmittal, the Intellon stockholder will be deemed to have selected the “Cash Election” and merger consideration will be provided under the terms of Option 3 above.

These elections will be subject to proration based on (i) Intellon’s capitalization at the closing of the merger, (ii) the number of shares electing each type of election, (iii) the requirement under the Merger Agreement to preserve the overall mix such that the Atheros common stock issued in the Merger will constitute between 45 and 55 percent of the total consideration and (iv) the need to preserve the intended treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

For your information and for forwarding to those of your clients for whom you hold shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	The Election and Transmittal Form Information Booklet regarding the election process for registered stockholders.

2.	The Election Form and Letter of Transmittal, with instructions, that enables a registered stockholder to make his or her election and surrender his or her Intellon stock certificates, including a Substitute Form W-9 to certify his or her taxpayer identification/social security number.

3.	The Substitute Form W-9 Guidelines.

4.	A Notice of Guaranteed Delivery to be used by brokers, dealers and other nominees to make an election if the procedures for delivering the necessary certificates representing shares of Intellon common stock cannot be completed on a timely basis.

5.	A proposed client letter, which you may wish to use to obtain election instructions from your clients.

YOUR PROMPT ACTION IS REQUIRED. PLEASE CONTACT YOUR CLIENTS AS SOON AS POSSIBLE. PLEASE NOTE THAT THE RIGHT TO MAKE AN ELECTION WILL EXPIRE 5:00 P.M. EASTERN TIME ON [Election Deadline].

For an election to be valid, a duly executed and properly completed election form (or facsimile thereof) including any required signature guarantees and any other documents should be sent to the Exchange Agent, together with either certificate(s) representing surrendered shares or timely combination of their book-entry transfer, in accordance with the instructions contained in the Election Form and Letter of Transmittal.

Stockholders whose certificate(s) are not immediately available or who cannot deliver such certificate(s) and all other documents to the Exchange Agent, or who cannot complete the procedures for book-entry transfer, prior to the Expiration Date must surrender their shares according to the procedure for guaranteed delivery set forth in the enclosed Notice of Guaranteed Delivery.

No fees or commissions will be payable by Intellon or Atheros, or any officer, director, stockholder, agent, or other representative of Intellon or Atheros, to any broker, dealer or other person for soliciting surrender of shares pursuant to the election (other than fees paid to Computershare for services in connection with the election and exchange process). Atheros will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients whose shares are held by you as a nominee or in a fiduciary capacity.

Any inquiries you may have with respect to the election should be addressed to Georgeson at (888) 867-7092. Additional copies of the enclosed materials may be obtained by contacting Computershare.

ATHEROS COMMUNICATIONS, INC.

[Signature]

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE THE APPOINTMENT OF YOU OR ANY PERSON AS AN AGENT OF INTELLON, ATHEROS, COMPUTERSHARE, OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR TO AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE ELECTION OTHER THAN THE USE OF THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

ELECTION INFORMATION

THE RIGHT TO MAKE AN ELECTION WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON [ELECTION DEADLINE]. THE TIME AND DATE OF THE EXPIRATION OF THE ELECTION PERIOD IS HEREIN REFERRED TO AS THE “ELECTION DEADLINE.” UNLESS WE HAVE OTHERWISE ADVISED YOU OF AN EARLIER PROCESSING DEADLINE, IT IS IMPERATIVE THAT WE RECEIVE YOUR INSTRUCTIONS PRIOR TO THE ELECTION DEADLINE IN ORDER TO PROPERLY FULFILL YOUR INSTRUCTIONS.

To Our Clients:

On September 8, 2009, Intellon Corporation (“Intellon”) entered into the Agreement and Plan of Merger, by and among Atheros Communications, Inc. (“Atheros”), Iceman Acquisition One, Inc., a wholly-owned subsidiary of Atheros, and Iceman Acquisition Two LLC, a wholly-owned subsidiary of Atheros (the “Merger Agreement”).

Pursuant to the terms of the Merger Agreement (attached as Annex A to the Proxy Statement/Prospectus dated [Date of Proxy Statement] and mailed to Intellon stockholders of record as of [RECORD DATE]), you have the following election options, subject to certain limitations:

1.	MIXED ELECTION — a combination of approximately 0.135 shares of Atheros common stock and $3.60 in cash, subject to the proration discussed below.

2.	STOCK ELECTION — up to 0.267 shares of Atheros common stock with any portion not paid in stock, due to the proration discussed below, paid in cash.

3.	CASH ELECTION — up to $7.30 in cash with any portion not paid in cash, due to the proration discussed below, paid in stock.

You will be deemed to have made a “CASH ELECTION” if,

A.	You fail to follow the instructions on this “Election Form and Letter of Transmittal” or otherwise fail properly to make an election; or

B.	A completed “Election Form and Letter of Transmittal,” together with your Intellon stock certificate(s), is not actually received by the Election Deadline.

If no option is chosen, your Election Form will be treated as having “No Election” and the merger consideration will be provided under the terms of Option 3 above.

These elections will be subject to proration based on (i) Intellon’s capitalization at the closing of the merger, (ii) the number of shares electing each type of election, (iii) the requirement under the Merger Agreement to preserve the overall mix such that the Atheros common stock issued in the Merger will constitute between 45 and 55 percent of the total consideration and (iv) the need to preserve the intended treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

Because we are the holder of record for your shares, only we can make an election for your shares in accordance with your instructions. Please instruct us on how to exchange your Intellon common stock. If you do not make an election, we will not make an election for you and you will be deemed to have made the “Cash Election” under the terms of Option 3 above.

Please note the following:

•

The Election Deadline is 5:00 P.M., Eastern time, on [Election Deadline]. The companies anticipate that the effective date of the merger also will occur on or about [Effective Date]. Unless we have otherwise advised you of an earlier processing deadline, it is imperative that we receive your instructions prior to the Election Deadline.

•	If you miss our processing deadline, you will be deemed to have made a Cash Election.

•

An exchange for cash will be treated as a sale of stock. Because individual circumstances may differ, you should consult your tax advisor to determine the tax effects of the merger, including the application and effect of foreign, federal, state, local or other tax laws.

Please provide your signed instructions below:

ELECTION OPTIONS

☐ MIXED ELECTION — a combination of approximately 0.135 shares of Atheros common stock and $3.60 in cash, subject to the proration discussed below.

☐ STOCK ELECTION — up to 0.267 shares of Atheros common stock with any portion not paid in stock, due to the proration discussed below, paid in cash.

☐ CASH ELECTION — up to $7.30 in cash with any portion not paid in cash, due to the proration discussed below, paid in stock.

Account Number
If you do not elect one of these options, the Exchange Agent will treat you as having made the “Cash Election.”

Signature of Stockholder	Signature of Stockholder	Phone Number

THE METHOD OF DELIVERY OF THIS DOCUMENT IS AT THE OPTION

AND RISK OF THE ELECTING STOCKHOLDER. IF DELIVERED BY MAIL,

REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, IS RECOMMENDED.

IN ALL CASES, SUFFICIENT TIME SHOULD BE

ALLOWED TO ENSURE DELIVERY.

IF YOU HAVE ANY QUESTIONS, PLEASE CONTACT YOUR BROKER OR

FINANCIAL ADVISOR DIRECTLY.

PROMPT ACTION IS REQUESTED.

NOTICE OF GUARANTEED DELIVERY

OF

SHARES OF COMMON STOCK

OF INTELLON CORPORATION

This form, or a facsimile hereof, must be used in connection with your election if:

1.	The certificates for the shares of common stock of Intellon Corporation are not immediately available;

2.	Time will not permit the Election Form and Letter of Transmittal and other required documents to be delivered to the Exchange Agent on or before 5:00 P.M., Eastern time, on [Election Deadline] (the “Election Deadline”); or

3.	The procedures for book-entry transfer cannot be completed on a timely basis.

This form and the Election Form and Letter of Transmittal may be delivered by hand, mail or facsimile transmission to the Exchange Agent, and must be received by the Exchange Agent on or before the Election Deadline.

The Exchange Agent is:

Computershare Trust Company, N.A.

If delivering by mail: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	By Facsimile Transmission: For Eligible Institution Only: (617) 360-6810 For Confirmation Only Telephone: (781) 575-2332	If delivering by courier: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions Suite V 250 Royall Street Canton, MA 02021

Delivery of this form to an address other than as set forth above or transmission via facsimile to a number other than one listed above does not constitute a valid delivery.

The undersigned hereby surrenders to Computershare Trust Company, N.A., the Exchange Agent, upon the terms and subject to the conditions set forth in the Proxy Statement/Prospectus dated [Proxy Statement Date] and the related Election Form and Letter of Transmittal, receipt of which are hereby acknowledged, the number of shares of common stock of Intellon Corporation set forth on the reverse side of this Notice of Guaranteed Delivery.

Number of Shares Surrendered:

Certificate Number(s) (if available):

☐ Check Box if Shares Will Be Surrendered by Book-Entry Transfer

DTC Account Number:

Name(s) of Record Holder(s):

Address:

Telephone Number: ( )

Social Security Number of Employer Identification Number:

Dated: , 2009

Signature(s)

GUARANTEE
The undersigned, a member firm of a registered national securities exchange, a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office, branch or agency in the United States, hereby guarantees to deliver to the Exchange Agent certificates representing the shares tendered hereby, in proper form for transfer (or surrender shares pursuant to the procedure for book-entry transfer into the Exchange Agent’s account at The Depository Trust Company), together with (i) a properly completed and duly executed Election Form and Letter of Transmittal (or facsimile thereof) with any required signature guarantees, and (ii) any other required document, within three business days after the Election deadline of 5:00 P.M. Eastern Time, on [Election Deadline].

Name of Firm:
(Authorized Signature)

Address:	Name:

Title:

Telephone Number: ( )	Dated: , 2009

DO NOT SEND STOCK CERTIFICATES WITH THIS FORM. STOCK CERTIFICATES MUST BE SENT WITH THE ELECTION FORM.

This form is not to be used to guarantee signatures. If a signature on the Election Form requires a Medallion Signature Guarantee, such guarantee must appear in the applicable space provided on the Election Form and Letter of Transmittal. If you have any questions required the election materials, please call Atheros’ Information Agent, Georgeson, at (888) 867-7092.